MassRoots’ March 2016 Convertible Debt Repaid In Full

October 7, 2016 (Denver, CO) -- MassRoots, Inc. (OTCQB:MSRT), one of the leading technology platforms for the cannabis industry, reports that all notes issued pursuant to the Company’s March 2016 offering have been repaid in full and the Company has no further obligations under the notes of that offering.

“We’re excited to have this debt fully repaid and behind us. We expect MassRoots will be cash-flow positive on a monthly basis by the end of the year,” stated MassRoots CEO Isaac Dietrich. “As a technology company, MassRoots can scale and generate revenue in every state with a medical or adult-use cannabis law. The 2016 election cycle has the potential to significantly expand MassRoots’ userbase and revenues.”

Recent polling indicates strong support for cannabis initiatives on the 2016 ballot: California (Recreational 60-36-4), Arizona (Recreational 50-40-10), Maine (Recreational 53-38-9), Massachusetts (Recreational 53-40-7), Nevada (Recreational 57-33-10), Florida (Medical 73-22-5), Arkansas (Medical 49-43-8), North Dakota (Medical – Unknown), and Montana (Expanding Medical Cannabis Law – Unknown).

About MassRoots

MassRoots is one of the largest and most active technology platforms for cannabis consumers, businesses and activists with over 900,000 registered users. It is proud to be affiliated with the leading organizations in the cannabis industry, including the ArcView Group and National Cannabis Industry Association. MassRoots has been covered by Fox Business, CNBC, Fortune, Denver Post, and The Financial Times. For more information, please visit MassRoots.com/Investors.

Forward-looking Statements

Certain matters discussed in this announcement contain statements, estimates and projections about the growth of MassRoots' business, potential partnerships, new features, and related business strategy. Such statements, estimates and projections may constitute forward-looking statements within the meaning of the federal securities laws. Factors or events that could cause our actual results to differ may emerge from time to time. MassRoots undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. The recipient of this information is cautioned not to place undue reliance on forward-looking statements.